UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

RACKABLE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement with Chief Executive Officer

On May 24, 2007, Rackable Systems, Inc. (the “Company”) entered into an employment agreement with Mark Barrenechea, Rackable Systems’ Chief Executive Officer. Under the terms of the employment agreement, Mr. Barrenechea will receive the following:

a.	An annual base salary of $350,000;

b.
Eligible for an annual performance bonus of up to $250,000 based on his performance and the Company achieving performance targets established by the Compensation Committee of the Board of Directors (the “Committee”);

c.
Subject to Committee approval, an option to purchase up to 700,000 shares of the Company’s common stock, with a four year vesting schedule, with 1/48 of the shares vesting each month provided that Mr. Barrenechea remains continuously employed by the Company;

d.
Subject to Committee approval, a restricted stock award for 150,000 shares of the Company’s common stock, with a four year vesting schedule, with 1/48 of the shares vesting each month provided that Mr. Barrenechea remains continuously employed by the Company;

e.	Upon the occurrence of a change of control, Mr. Barrenechea shall be entitled to receive the accelerated vesting of 100% of the unvested portion of all stock awards granted;

f.
Upon Mr. Barrenechea’s termination without cause or for good reason, Mr. Barrenechea shall be entitled to receive (i) 12 months of his then current annual base salary and his full annual performance bonus, such amounts to be paid in 24 equal installments over 12 months, (ii) payment of COBRA premiums for a period not to exceed 12 months and (iii) 12 months of accelerated vesting of the stock option and restricted stock award granted to Mr. Barrenechea under this employment agreement and 12 months in which to exercise such stock awards.

Mr. Barrenechea began employment with the Company on April 29, 2007.

The description of Mr. Barrenechea’s Employment Agreement with the Company is a summary of only the material terms of the agreement, and is qualified by reference to the terms of the entire agreement, which is attached as an exhibit to this Current Report on Form 8-K, which terms are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated May 24, 2007 between Rackable Systems, Inc. and Mark Barrenechea

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RACKABLE SYSTEMS, INC.

Dated:  May 29, 2007
By:  /s/ William Garvey

William Garvey
General Counsel and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated May 24, 2007 between Rackable Systems, Inc. and Mark Barrenechea